Exhibit 99.1

NEWS RELEASE — For Immediate Release

Visteon Names Donald J. Stebbins President and Chief Operating Officer

VAN BUREN TOWNSHIP, Mich., May 18, 2005 – Mike Johnston, chairman-elect and chief executive officer of Visteon Corporation (NYSE: VC) today announced the appointment of Donald J. Stebbins, 47, to president and chief operating officer, effective May 23, 2005. Stebbins joins Visteon with over 20 years of leadership experience and a solid history of performance in managing global business issues. Reporting to Johnston, he will be responsible for Visteon’s global operations including manufacturing, sales, purchasing, product development and quality.

“This is a great time for Don to join our leadership team as we take steps to increase Visteon’s competitiveness in marketplace,” said Johnston. “Don is a highly-regarded leader with a great reputation at a well-respected company. His operational experience and financial expertise combine for a great foundation from which to drive the restructuring planning underway.”

Stebbins joins Visteon from Lear Corporation where he was president and chief operating officer of Lear’s operations in Europe, Asia and Africa. Prior to this appointment, Stebbins was president and chief operating officer of Lear’s operations in the Americas. Stebbins joined Lear in 1992 as vice president and treasurer. He has held various financial positions of increasing responsibility throughout the first nine years with Lear including a 1997 promotion to senior vice president and chief financial officer. Prior to joining Lear, Stebbins held positions at Bankers Trust Company and Citibank.

Stebbins holds a bachelor of science degree in finance from Miami University in Oxford, Ohio and a master’s degree in business administration from the University of Michigan in Ann Arbor, Michigan.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
Media Inquiries	Media Inquiries
Kimberly A. Welch	Jim Fisher	Visteon Corporation
734-710-5593	734-710-5557	One Village Center Drive
kwelch5@visteon.coml	jfishe89@visteon.com	Van Buren Twp., Mich., 48111